UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 7, 2010

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-16075 (Commission File Number)	86-0449546 (I.R.S. Employer Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015
 (Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Item 2.03	Entry into a Material Definitive Agreement Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 7, 2010, William Rast Sourcing, LLC (“William Rast”), a subsidiary of People’s Liberation, Inc., entered into a factoring agreement with Rosenthal & Rosenthal, Inc. (“Rosenthal”) as amended by that certain Inventory Security Agreement (collectively, the “Factoring Agreement”).  The Factoring Agreement has a term of two years, and automatically renews for additional two year periods unless Willaim Rast provides notice of its intent not to renew the agreement.  The agreement may also be earlier terminated by the parties in certain instances, including by Rosenthal at any time with advance notice to William Rast and by William Rast with Rosenthal’s approval and the payment of a termination fee.

Pursuant to the Factoring Agreement, Rosenthal agreed to purchase William Rast’s eligible accounts receivable and assume the credit risk with respect to those accounts for which Rosenthal has given its prior credit approval. If Rosenthal does not assume the credit risk for a receivable, the collection risk associated with the receivable remains with William Rast. For its services, William Rast pays Rosenthal a base commission rate of 0.75% of the gross amount of each account receivable.

The Factoring Agreement also provides that Rosenthal may make factoring advances of up to 75% of the aggregate amount of eligible receivables outstanding at the time any such advance is made (the “Receivable Availability”) plus, the lesser of 50% of the lower of cost or market value of eligible inventory and $875,000 (the “Inventory Availability”).  With respect to advances on receivables made by Rosenthal under the Factoring Agreement, interest is charged at the greater of 5.5% per annum or prime plus 1.5% (the “Interest Rate”) and advances made by Rosenthal in excess of the Receivable Availability, but not the sum of the Receivable Availability plus the Inventory Availability, will bear interest at one percent per annum in excess of the Interest Rate.  The interest rate payable on advances is subject to further increase in the event advances exceed the Receivable Availability plus the Inventory Availability and upon the occurrence of certain customary events of default.  In the event of a default, Rosenthal also has the right to terminate the agreement without notice, and upon such termination, all obligations of William Rast to Rosenthal under the Factoring Agreement shall become immediately due and payable without further notice or demand.

To ensure the full and prompt payment and performance of all present and future liabilities and obligations of William Rast to Rosenthal under the Factoring Agreement, William Rast provided Rosenthal with a security interest in substantially all of its assets.  The obligations of William Rast to Rosenthal under the Factoring Agreement are further secured by a security interest granted by William Rast Licensing, LLC, a subsidiary of People’s Liberation, in certain royalties payable to Willaim Rast Licensing.  In addition, each of William Rast Licensing, People’s Liberation, along with it’s direct and indirect wholly-owned subsidiaries Bella Rose, LLC, Versatile Entertainment, Inc., and William Rast Retail, LLC, entered into guaranties in favor of Rosenthal which guaranty the obligations of William Rast under the Factoring Agreement. The obligations of William Rast to Rosenthal under the Factoring Agreement are further personally guaranteed by Colin Dyne, the Chief Executive Officer of People’s Liberation and Manager of William Rast.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2010	People’s Liberation, Inc. By: /s/ Darryn Barber Darryn Barber Chief Financial Officer and President